As filed with the Securities and Exchange Commission on December 16, 2010

Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WORLDS.COM INC.
(Exact name of registrant as specified in its charter)
New Jersey (State or other jurisdic- tion of incorporation or organization)	22-1848316 (IRS Employer Identification No.)
11 Royal Road
Brookline, MA 02445
(Address of Principal Executive Offices w/ Zip Code)

Consulting Agreement with Jason Leaf
Consulting Agreement with Gregory Rotman
Consulting Agreement with New World Merchant Partners LLC
 (Full title of the plan)

Thomas Kidrin
President and CEO
Worlds.com Inc.
11 Royal Road
Brookline, MA 02445
 (Name and address of agent for service)

Copy to:

Irving Rothstein, Esq.
845 Third Avenue
New York, New York 10022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,”  “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

__ Large Accelerated Filer   __ Accelerated Filer   __ Non-Accelerated Filer  ☒  Smaller reporting company (Do not check if a smaller  reporting company)

Approximate date of commencement of proposed sale to the public:

FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock	3,350,000	$0.11 (4)	$368,500(4)	$42.79
($.001 par value)	shares(2)(3)

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of the Registrant’s common stock.

(2) Represents shares to be issued pursuant to the consulting agreements listed above.

(3) Includes 500,000 shares which may be issued under the terms of the consulting agreements listed above.

(4) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the product resulting from multiplying the registered shares of Common Stock by $0.11, the last sales price of the shares of Common Stock, as reported by the OTC Bulletin Board on December 15, 2010.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by us with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1933, as amended (the "Securities Act"), are incorporated by reference in this Registration Statement:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2009.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Annual Report referred to in (a) above.

(c)
The description of our Common Stock set forth in our Registration Statement on Form SB-2 filed April 6, 1998 (File No. 333-49453) and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 14A:3-5 of the New Jersey Business Corporation Act, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. At our annual meeting of shareholders on December 15, 1999, our shareholders adopted an amendment to our Certificate of Incorporation which limited the liability of our directors to the fullest extent permitted under the New Jersey Business Corporation Act. Article VI of our By-Laws also provides for indemnification of our directors to the fullest extent permitted under the New Jersey Business Corporation Act.

         We may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which we could not indemnify such person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

ITEM 8. EXHIBITS.

Exhibit Number       Description of Exhibit

4.1	Consulting Agreement dated as of November 8, 2010 with Gregory Rotman

4.2	Consulting Agreement dated as of November 8, 2010 with Jason Leaf

4.3	Consulting Agreement dated November 16, 2010 with New World

5	Opinion of Law Offices of Irving Rothstein

23.1	Consent of Bongiovanni & Associates, PA

23.2	Consent of Law Officers of Irving Rothstein (contained in Exhibit 5)

ITEM 9.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookline, State of Massachusetts, on December 16, 2010.

WORLDS.COM INC.

By:           /s/ Thomas Kidrin
Thomas Kidrin
President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Thomas Kidrin Thomas Kidrin	President and Chief Executive Officer (Principal Executive Officer)	December 16, 2010

/s/ Christopher Ryan Christopher Ryan	Chief Financial Officer (Principal Financial and Accounting Officer)	December 16, 2010

/s/ Robert Fireman Robert Fireman	Director	December 16, 2010

/s/ Bernard Solar Bernard Solar	Director	December 16, 2010

/s/ Jay Coleman Jay Coleman	Director	December 16, 2010

INDEX TO EXHIBITS

Exhibit Number        Description of Exhibit
------------------        -------------------------
4.1                             Consulting Agreement dated as of November 8, 2010 with Gregory Rotman

4.2                             Consulting Agreement dated as of November 8, 2010 with Jason Leaf

4.3                             Consulting Agreement dated November 16, 2010 with New World Merchant Partners LLC

5                                Opinion of Law Offices of Irving Rothstein

23.1                           Consent of Bongiovanni & Associates, PA